                                                                    EXHIBIT 99.1

                       [PROSPERITY BANCSHARES, INC. LOGO]

PRESS RELEASE                                For more information contact:
Prosperity Bancshares, Inc.(SM)              Dan Rollins
4295 San Felipe                              Senior Vice President
Houston, Texas 77027                         713.693.9300
                                             danrollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

                         PROSPERITY BANCSHARES, INC.(SM)
                                  TO ACQUIRE
                         BANK OF THE SOUTHWEST IN DALLAS

            Houston Based Holding Company to expand into North Texas

HOUSTON, July 15, 2002. Prosperity Bancshares, Inc.(SM) (NASDAQ: PRSP) announced today the signing of a definitive agreement with Southwest Bank Holding Company whereby its wholly-owned subsidiary, Bank of the Southwest in Dallas, Texas, will become a subsidiary of Prosperity. The acquisition is expected to close in the fourth quarter 2002. The proposed transaction is subject to certain conditions and approval by regulators.

Bank of the Southwest has two (2) offices in Dallas, Texas, which will continue to operate with the same management when the acquisition is completed. On June 30, 2002, Bank of the Southwest reported total assets of $129.6 million, total deposits of $114.3 million, total loans of $55.3 million and total shareholders' equity of $14.7 million.

"We are excited about the growth opportunities in Dallas and expect that Bank of the Southwest will provide us with the ability to expand further into North Texas. We also are pleased to add Bank of the Southwest's experienced staff to our team of professional bankers," said David Zalman, President and Chief Executive Officer of Prosperity Bancshares, Inc. "We are pleased that Bank of the Southwest chose to become our partner in providing what we believe to be the highest level of customer focused banking services in the markets we serve."

"The decision to sell our bank after operating as an independent bank and providing quality banking services to our customers was not easy," said Lonnie
D. Goodman, Jr., President and Chief Executive Officer of Bank of the Southwest. "However, we are convinced that joining Prosperity Bank is the right choice for our customers. We all look forward to becoming a member of the Prosperity team and continuing our personal involvement with the customers of our bank."

"Our new customers will continue to enjoy the same type of people to people banking they have enjoyed with Bank of the Southwest," said H. E. (Tim) Timanus, Jr., President and Chief Operating Officer of Prosperity Bank. "We are committed to providing our entire customer base with quality banking products and services now and in the future."

Prosperity Bancshares, Inc.(SM) formed in 1983, is a $1.360 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Trust and Investment Services, MasterMoney Debit Cards, and 24 hour voice response banking. The bank currently operates thirty-two (32) full service banking locations in fourteen (14) contiguous counties including the Greater Houston Metropolitan Area. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, East Bernard, Edna, El Campo, Fairfield, Goliad, Hitchcock, Houston - Bellaire, Houston - CityWest, Houston - Downtown, Houston - Highway 6, Houston - Medical Center, Houston - Memorial, Houston - Post Oak, Houston - River Oaks, Houston - Tanglewood, Houston - Waugh Drive, Liberty, Magnolia, Mathis, Needville, Palacios, Sweeny, Victoria, West Columbia, and Wharton.)

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historicalfacts contain forward-looking information with respect to plans, projections or future performance of Prosperity Bancshares, Inc.(SM) and its subsidiaries. Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, may have been made in this document. Prosperity's results may differ materially from those in the forward-looking statements for a variety of reasons, including actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations; and weather. These factors are more fully described in Prosperity Bancshares, Inc.'s filings with the Securities and Exchange Commission.

In connection with the proposed merger of Paradigm into Prosperity, Prosperity has filed a proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Prosperity with the Securities and Exchange Commission at its website, http://www.sec.gov. Free copies of the proxy statement/prospectus, once available, and Prosperity's other filings with the Securities and Exchange Commission may also be obtained from Prosperity by contacting Investor Relations at (713) 693-9300.

Copies of Prosperity Bancshares, Inc.'s(SM) SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.

                                      - - -

                                   Page 2 of 2